Exhibit 10.1

EXECUTION VERSION

Published CUSIP Numbers:

25764JAK7 (Transaction)

25764JAL5 (Revolver)

CREDIT AGREEMENT

Dated as of May 21, 2021

among

DONALDSON COMPANY, INC.,

as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY PARTY HERETO,

as the Borrowing Subsidiaries,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent and the L/C Issuer,

U.S. BANK NATIONAL ASSOCIATION,

as the Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

WELLS FARGO SECURITIES, LLC,

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		5
1.01	Defined Terms	5
1.02	Other Interpretive Provisions	35
1.03	Accounting Terms	36
1.04	Rounding	36
1.05	References to Agreements and Laws	36
1.06	Times of Day	36
1.07	Letter of Credit Amounts	36
1.08	Exchange Rates; Currency Equivalents	37
1.09	Additional Offshore Currencies	37
1.10	Change of Currency	38
1.11	Rates	38
1.12	Divisions	39

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		39
2.01	Loans	39
2.02	Procedures for Borrowing	40
2.03	Conversion and Continuation Elections for Borrowings	41
2.04	Utilization of Commitments in Offshore Currencies	42
2.05	Letters of Credit	43
2.06	Prepayments	51
2.07	Termination or Reduction of Commitments	51
2.08	Repayment of Loans	52
2.09	Interest	52
2.10	Fees	52
2.11	Computation of Interest and Fees and Dollar Equivalent Amounts; Retroactive Adjustments of Applicable Rate	53
2.12	Evidence of Debt	53
2.13	Payments Generally; Administrative Agent’s Clawback	54
2.14	Sharing of Payments by Lenders	55
2.15	Borrowing Subsidiaries; Company as agent for Borrowing Subsidiaries	56
2.16	Incremental Loans and Commitments	57
2.17	Defaulting Lenders	58
2.18	Extension of Maturity Date	60

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		61
3.01	Taxes	61
3.02	Changed Circumstances	65
3.03	Increased Costs	70
3.04	Funding Losses	72
3.05	Matters Applicable to all Requests for Compensation	72
3.06	Survival	72

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		72
4.01	Conditions of Initial Credit Extension	72
4.02	Conditions to all Credit Extensions	74
4.03	Initial Credit Extension to Each Borrowing Subsidiary	74

ARTICLE V REPRESENTATIONS AND WARRANTIES		75
5.01	Existence, Qualification and Power; Compliance with Laws	75
5.02	Authorization; No Contravention	76

5.03	Governmental Authorization; Other Consents	76
5.04	Binding Effect	76
5.05	Financial Statements; No Material Adverse Effect	76
5.06	Litigation	77
5.07	Environmental Compliance	77
5.08	Taxes	77
5.09	ERISA Compliance	77
5.10	Subsidiaries	78
5.11	Margin Regulations; Investment Company Act	78
5.12	Disclosure	78
5.13	Compliance with Laws	78
5.14	OFAC; Anti-Terrorism; Etc.	78

ARTICLE VI AFFIRMATIVE COVENANTS		79
6.01	Financial Statements	79
6.02	Certificates; Other Information	80
6.03	Notices	81
6.04	Payment of Obligations	82
6.05	Preservation of Existence, Etc.	82
6.06	Maintenance of Properties	82
6.07	Maintenance of Insurance	82
6.08	Compliance with Laws	82
6.09	Books and Records	82
6.10	Inspection Rights	83
6.11	Use of Proceeds	83
6.12	Compliance with Environmental Laws	83

ARTICLE VII NEGATIVE COVENANTS		83
7.01	Liens	83
7.02	Fundamental Changes	85
7.03	Investments	85
7.04	Accounting Changes	86
7.05	Financial Covenants	86
7.06	Change in Nature of Business	86
7.07	Transactions with Affiliates	86
7.08	Use of Proceeds	86
7.09	Priority Debt	87

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		87
8.01	Events of Default	87
8.02	Remedies Upon Event of Default	89
8.03	Application of Funds	89

ARTICLE IX AGENT		90
9.01	Appointment and Authority	90
9.02	Rights as a Lender	90
9.03	Exculpatory Provisions	90
9.04	Reliance by Administrative Agent	91
9.05	Delegation of Duties	91
9.06	Resignation of Administrative Agent	92
9.07	Non-Reliance on Administrative Agent and Other Lenders	93
9.08	Administrative Agent May File Proofs of Claim	93
9.09	Cash Collateral and Guaranty Matters	94

9.10	Other Agents; Arrangers and Managers	94
9.11	Certain ERISA Matters	94
9.12	Erroneous Payments	95

ARTICLE X GUARANTEE		97
10.01	Unconditional Guarantee	97
10.02	Guarantee Absolute	97
10.03	Waivers	98
10.04	Subrogation	98
10.05	Survival	99

ARTICLE XI MISCELLANEOUS		99
11.01	Amendments, Etc.	99
11.02	Notices; Effectiveness; Electronic Communication	100
11.03	No Waiver; Cumulative Remedies	102
11.04	Attorney Costs, Expenses and Taxes	103
11.05	Indemnification by the Borrowers	103
11.06	Payments Set Aside	104
11.07	Successors and Assigns	105
11.08	Treatment of Certain Information; Confidentiality	108
11.09	Set-off	109
11.10	Interest Rate Limitation	109
11.11	Counterparts; Effectiveness	109
11.12	Integration	110
11.13	Survival of Representations and Warranties	110
11.14	Severability	110
11.15	Replacement of Lenders	111
11.16	Automatic Debits of Fees	111
11.17	Governing Law	111
11.18	No Advisory or Fiduciary Responsibility	112
11.19	USA PATRIOT Act Notice	113
11.20	Judgment Currency	113
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	113
11.22	Waiver of Prepayment Notice under Existing Credit Agreement	114
11.23	Acknowledgement Regarding Any Supported QFCs	114

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.05	Existing Letters of Credit
5.10	Subsidiaries
7.01	Existing Liens
7.03	Existing Investments
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Borrowing Notice
B	Notice of Conversion/Continuation
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	U.S. Tax Compliance Certificate
G-1	Borrowing Subsidiary Agreement
G-2	Borrowing Subsidiary Termination

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of May 21, 2021 is among DONALDSON COMPANY, INC., a Delaware corporation (the “Company”), the Subsidiaries from time to time party hereto pursuant to Section 2.15 (each a “Borrowing Subsidiary” and collectively the “Borrowing Subsidiaries”), the Lenders from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and the L/C Issuer.

WHEREAS, the Company has requested, and, subject to the terms and conditions hereof, the Administrative Agent, the Lenders and the L/C Issuer have agreed to extend, certain credit accommodations to the Borrowers on the terms and conditions of this Agreement; and

WHEREAS, in order to induce the Administrative Agent, the Lenders and the L/C Issuer to enter into or extend or continue to give financial accommodations under this Agreement, the Company has agreed to guarantee the Obligations of any Borrowing Subsidiary pursuant to Article X.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that the Company or a Subsidiary is the surviving entity.

“Additional Commitment Lender” has the meaning specified in Section 2.18(d).

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any Applicable Currency not bearing interest based on an RFR (which, as of the date hereof, shall mean Sterling) for any Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Applicable Currency for such Interest Period

1.00-Eurocurrency Reserve Percentage

“Administrative Agent” means Wells Fargo (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement dated April 26, 2021 from Wells Fargo and Wells Fargo Securities, LLC to (and acknowledged by) the Company.

“Administrative Agent’s Office” means, with respect to any Applicable Currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.02 with respect to such Applicable Currency.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Aggregate Commitments” means the aggregate Commitments of all the Lenders. The amount of the Aggregate Commitments as of the Effective Date is $500,000,000. The Aggregate Commitments may be reduced pursuant to Section 2.07 or increased pursuant to Section 2.16.

“Agreed Alternative Currency” means any currency approved as an Offshore Currency pursuant to Section 1.09.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Agreement Currency” has the meaning specified in Section 11.20.

“Announcements” has the meaning specified in Section 1.11.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party or any of its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Currency” means each of Dollars and each Offshore Currency.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Leverage Ratio	Facility Fee	Eurocurrency Rate Loans, Letters of Credit & Transitioned RFR Loans	Initial RFR Loans	Base Rate Loans
1	< 0.50 to 1.0	0.080%	0.795%	0.8276%	0.000%
2	≥ 0.50 to 1.0, but < 1.00 to 1.0	0.100%	0.900%	0.9326%	0.000%
3	≥ 1.00 to 1.0, but < 1.50 to 1.0	0.125%	1.000%	1.0326%	0.000%
4	≥ 1.50 to 1.0, but < 2.00 to 1.0	0.150%	1.100%	1.1326%	0.100%
5	≥ 2.00 to 1.0 but < 2.50 to 1.0	0.200%	1.175%	1.2076%	0.175%
6	≥ 2.50 to 1.0	0.250%	1.375%	1.4076%	0.375%

As of the Effective Date, Pricing Level 3 shall apply. Thereafter, the applicable Pricing Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter based on the Leverage Ratio as of the last day of such fiscal quarter; provided that if the Company fails to deliver the financial statements required by Section 6.01(a) or (b), as applicable, and the related Compliance Certificate required by Section 6.02(a) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, Pricing Level 6 shall apply until such financial statements are delivered.

“Applicable Time” means, with respect to any Borrowings, Letters of Credit and payments in any Offshore Currency, the local time in the place of settlement for such Offshore Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of (a) Wells Fargo Securities, LLC, in its capacities as a joint lead arranger and a joint bookrunner, and (b) U.S. Bank National Association, in its capacities as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended July 31, 2020 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07 and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Applicable Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.02(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c)(i) prior to the USD LIBOR Transition Date, the Adjusted Eurocurrency Rate for Dollars for a one-month term in effect on such day plus 1%, and (ii) on and after the USD LIBOR Transition Date, Daily Simple RFR for Dollars in effect on such day plus1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, the Adjusted Eurocurrency Rate for Dollars or Daily Simple RFR for Dollars, as the case may be (provided that clause (c) above shall not be applicable during any period in which the Adjusted Eurocurrency Rate or Daily Simple RFR, as applicable, is unavailable or unascertainable). Notwithstanding the foregoing, if at any time the Base Rate (determined as provided above) shall be less than zero, the Base Rate shall be deemed to be zero for all purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any: (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Adjusted Eurocurrency Rate for Dollars; provided that (i) if the USD LIBOR Transition Date has occurred, or (ii) if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02(c)(i); (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros or Yen, the Adjusted Eurocurrency Rate applicable for such Applicable Currency; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Adjusted Eurocurrency Rate or the then-current Benchmark for such Applicable Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02(c)(i); and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Daily Simple RFR applicable for Sterling; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Daily Simple RFR or the then-current Benchmark for Sterling, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.02(c)(i).

“Benchmark Replacement” means:

(a) respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the Applicable Currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purpose of this Agreement and the other Loan Documents;

(b) with respect to the USD LIBOR Transition Date, for any Available Tenor of the Adjusted Eurocurrency Rate for Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the USD LIBOR Transition Date:

(i) Term RFR for Dollars;

(ii) Daily Simple RFR for Dollars; or

(iii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the Adjusted Eurocurrency Rate for Dollars giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the Adjusted Eurocurrency Rate for Dollars for syndicated credit facilities denominated in Dollars at such time and (B) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or

(c) with respect to any Term RFR Transition Event for any Applicable Currency, the Term RFR for such Currency;

provided that in the case of clause (b)(i) above, if the Administrative Agent decides that Term RFR for Dollars is not administratively feasible for the Administrative Agent, then Term RFR for Dollars will be deemed unable to be determined for purposes of this definition.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the Applicable Currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Eurocurrency Banking Day”, the definition of “RFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Applicable Currency: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or component thereof) continues to be provided on such date; or (c) in the case of a Term RFR Transition Event for such Applicable Currency, the Term RFR Transition Date applicable thereto. For the avoidance of doubt, (i) if the Reference Time for the applicable Benchmark refers to a specific time of day and the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark for any Applicable Currency (other than the Adjusted Eurocurrency Rate for Dollars), the occurrence of one or more of the following events with respect to such Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Applicable Currency of such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to (a) the Adjusted Eurocurrency Rate for Dollars, the period (if any) (i) beginning at the time that the USD LIBOR Transition Date has occurred pursuant to clause (a) of that definition if, at such time, no Benchmark Replacement has replaced the Adjusted Eurocurrency Rate for Dollars for all purposes hereunder and under any Loan Document in accordance with Section 3.02(c)(i) and (ii) ending at the time that a Benchmark Replacement has replaced the Adjusted Eurocurrency Rate for Dollars for all purposes hereunder and under any Loan Document in accordance with Section 3.02(c)(i) and (b) any then-current Benchmark for any Applicable Currency other than the Adjusted Eurocurrency Rate for Dollars, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02(c)(i) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means each of the Company and each Borrowing Subsidiary.

“Borrowing” means a borrowing under Section 2.01 consisting of simultaneous Loans of the same Type and in the same Applicable Currency made to the same Borrower and, in the case of Eurocurrency Rate Loans or Term RFR Loans, having the same Interest Period made by the Lenders pursuant to Section 2.01 or Section 2.16.

“Borrowing Notice” means a notice of a Borrowing, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Borrowing Subsidiary” has the meaning specified in the introductory paragraph hereof.

“Borrowing Subsidiary Agreement” as the meaning specified in Section 2.15(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Cash Collateral” and “Cash Collateralize” each has the meaning specified in Section 2.05(g).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Company and shall have maintained such beneficial ownership for 20 consecutive days; or (b) during any period of 24 consecutive months, commencing before or after the Effective Date, individuals who at the beginning of such 24-month period were directors of the Company and individuals whose nomination for election to the board of directors was approved by the board of directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, such Lender’s commitment to make Loans and to participate in Letters of Credit pursuant to Article II.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the L/C Issuer or any Lender by means of electronic communications, including through the Platform.

“Company” has the meaning specified in the introductory paragraph hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to: (a) Consolidated Net Income for such period; plus (b) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges; (ii) provisions for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries; (iii) depreciation and amortization expense; (iv) non-cash stock compensation expenses of the Company and its Subsidiaries incurred in such period; and (v) other non-cash charges; minus (c) all non-cash gains, to the extent included in calculating such Consolidated Net Income. For any period during which (x) a Subsidiary or business is acquired or (y) a Subsidiary or business is disposed of, Consolidated EBITDA shall be calculated on a pro forma basis as if such Subsidiary or business, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness repaid), as the case may be, on the first day of such period.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Subsidiaries for such period.

“Consolidated Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Company and its Subsidiaries on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion/Continuation Date” means any date on which, under Section 2.03, a Borrower (a) converts Loans of one Type to the other Type or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, the greater of (i) Spread Adjusted SOFR for the day (such day, an “RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, utilizing the SOFR component of such Spread Adjusted SOFR that is published by the SOFR Administrator on the SOFR Administrator’s Website, and (ii) the Floor, and (b) Sterling, the greater of (i) SONIA for the day (such day, an “RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) the Floor. If by 5:00 p.m. (local time for the applicable RFR) on the second (2nd) RFR Business Day immediately following any RFR Determination Day, the RFR in respect of such RFR Determination Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such RFR Determination Day will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to any Borrower.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided that (i) with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (ii) with respect to any RFR Loans, upon the application of the Default Rate pursuant to this Agreement, all RFR Loans shall automatically be converted to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of the Applicable Currency) and shall, as of such conversion, bear interest at a rate per annum of 2% in excess of the rate (including any Applicable Rate) then applicable to Base Rate Loans, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) upon delivery of written notice of such determination to the Company, the L/C Issuer and each Lender.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Offshore Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of: (a) a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least 5 currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (b) the joint election by the Administrative Agent and the Company to trigger a fallback from the Adjusted Eurocurrency Rate for Dollars and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Date” means May 21, 2021.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 9.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“EURIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means, (a) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, a London Banking Day, (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day and (c) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Japan; provided, that for purposes of notice requirements in Sections 2.02, 2.03, 2.05 and 2.06, in each case, such day is also a Business Day.

“Eurocurrency Rate” means:

(a) for any Eurocurrency Rate Loan for any Interest Period:

(i) denominated in Dollars, the greater of (A) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the IBA which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) (“USD LIBOR”), or a comparable or successor quoting service approved by the Administrative Agent (in each case, the “USD LIBOR Rate”), at approximately 11:00 a.m. (London time) on the Rate Determination Date; and (B) the Floor;

(ii) denominated in Euros, the greater of (A) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute as the rate appears on the Reuters Screen EURIBOR01 Page, or a comparable or successor administrator approved by the Administrative Agent (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the Rate Determination Date and (B) the Floor;

(iii) denominated in Yen, the greater of (A) the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration as displayed on the Reuters Screen DTIBOR01 Page (or on any successor substitute page), or a comparable or successor administrator approved by the Administrative Agent (in each case, the “TIBOR Rate”), at approximately 11:00 a.m. (Tokyo time) on the Rate Determination Date and (B) the Floor; and

(iv) denominated in any other Applicable Currency (other than a Applicable Currency referenced in clauses (i) through (iii) above or Sterling), the rate designated with respect to such Applicable Currency at the time such currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.09.

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period of approximately one month as published by the IBA, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Eurocurrency Banking Days prior to the date of such calculation.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate other than pursuant to clause (c) of the definition of “Base Rate”.

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law) to comply with Section 3.01(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 21, 2017, among the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as the administrative agent and the letter of credit issuer.

“Existing Letter of Credit” means each of the previously issued letters of credit listed on Schedule 2.05.

“Existing Maturity Date” has the meaning specified in Section 2.18(a).

“Extending Lender” has the meaning specified in Section 2.18(e).

“Extension Deadline” has the meaning specified in Section 2.18(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning specified in Section 1.11.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (a) the Administrative Agent Fee Letter and (b) the letter agreement dated April 26, 2021 from Wells Fargo, Wells Fargo Securities, LLC and U.S. Bank National Association to (and acknowledged by) the Company.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.05(c)(i).

“IBA” has the meaning specified in Section 1.11.

“Increased Amount Date” has the meaning specified in Section 2.16(a).

“Incremental Commitment” has the meaning specified in Section 2.16(a).

“Incremental Lender” has the meaning specified in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable, accrued expenses in the ordinary course of business and contingent purchase price obligations before the required event has occurred);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, the amount of such indebtedness shall be equal to the lesser of (i) such indebtedness and (ii) the fair market value of such property subject to such Lien;

(f) capital leases and Synthetic Lease Obligations of such Person;

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any Indebtedness represented by a sale of receivables at any time shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Company or any of its Wholly-Owned Subsidiaries) thereof, excluding any amount representing yield or interest earned on such investment.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05.

“Initial RFR Loan” means an RFR Loan that would have borne interest based upon a Daily Simple RFR or a Term RFR on the Effective Date. Loans denominated in Sterling are Initial RFR Loans.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date, (b) as to any or Daily Simple RFR Loan, the last Business Day of each calendar month and the Maturity Date and (c) as to any Eurocurrency Rate Loan or Term RFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Maturity Date

“Interest Period” means, as to any Loan, the period commencing on the date such Loan is disbursed or converted to or with respect to any Eurocurrency Rate Loan or Term RFR Loan continued as a Eurocurrency Rate Loan or Term RFR Loan, as applicable, and ending on the date one, three or six months thereafter, in each case as selected by the applicable Borrower in its Borrowing Notice or Notice of Conversion/Continuation and subject to availability; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the following Business Day unless such following Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) no Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 3.02(c)(iv) shall be available for specification in any Borrowing Notice or Notice of Conversion/Continuation.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 11.20.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn Dollar Equivalent amount of all outstanding Letters of Credit plus the aggregate Dollar Equivalent of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998 Code published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of such issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each Person executing this Agreement as a Lender on the Effective Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to this Agreement, other than any Person that ceases to be a party hereto as a Lender pursuant to this Agreement. The term “Lender”, if the context requires, includes the L/C Issuer.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 2.16.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in such form as shall at any time be in use by the L/C Issuer.

“Letter of Credit Sublimit” means an amount equal to the Dollar Equivalent of $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Holiday” has the meaning set forth in Section 7.05(b).

“Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Total Indebtedness of the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on or immediately prior to such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan (including any Offshore Currency Loan) made to a Borrower pursuant to Section 2.01, and all such loans collectively as the context requires.

“Loan Documents” means this Agreement, each Note, each Borrowing Subsidiary Agreement, the Fee Letters, each amendment of any of the foregoing and any other agreement, from time to time, designated as a Loan Document by the Administrative Agent and the Company.

“Loan Parties” means, collectively, the Company and each Borrowing Subsidiary.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Material Acquisition” means an Acquisition by the Company or one of its Subsidiaries for aggregate cash consideration of $100,000,000 or more.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the earliest to occur of (a) except as extended pursuant to Section 2.18, May 21, 2026, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Minimum Tranche” means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.03, (a) in the case of Base Rate Loans, $1,000,000 or any higher integral multiple of $500,000, and (b) in the case of Eurocurrency Rate Loans or RFR Loans, the Dollar Equivalent amount of $5,000,000 or any higher integral multiple of 1,000,000 units of the Applicable Currency in excess thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.18(b).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form attached as Exhibit C, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice Date” has the meaning specified in Section 2.18(a).

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offshore Currency” means, at any time, (a) Euros, Sterling and Yen and (b) any Agreed Alternative Currency.

“Offshore Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Offshore Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Offshore Currency with Dollars.

“Offshore Currency Loan” means any Loan denominated in an Offshore Currency.

“Offshore Currency Loan Sublimit” means, as to all Offshore Currencies in the aggregate, an amount equal to the lesser of (a) $150,000,000 and (b) the Aggregate Commitments.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date and (ii) with respect to L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other change in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of any outstanding unpaid drawing under any Letter of Credit, any expiration of a Letter of Credit, or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in the applicable Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment Recipient” has the meaning assigned thereto in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition that meets each of the following requirements: (a) the Person to be acquired is, or the assets to be acquired are for use in, in the same, a similar or a directly related line of business as the Company, (b) in the case of the Acquisition of a Person, such Acquisition has been approved by the board of directors or similar governing body and, if applicable, the shareholders of the Person to be acquired, (c) the Company is and will be in pro forma compliance with each of the financial covenants contained in Section 7.05 before and after giving effect to such Acquisition and (d) no Default shall exist at the time of, or shall result from, such Acquisition.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.04; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlords’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations; (c) pledges or deposits made or incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, other statutory or regulatory obligations, performance bonds and bid, completion, guaranty, surety or similar bonds or other similar charges (other than Liens arising under ERISA), good faith cash deposits or Liens on cash in connection with ordinary course contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and is not in connection with any failure to pay any related amount, whether or not disputed, and (d) easements, rights of way, restrictions, covenants, zoning requirements, leases, subleases and other encumbrances on title to real property along with other minor defects and irregularities in title that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 11.02(c)(i).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) unsecured Indebtedness of Subsidiaries on such date (other than (i) Indebtedness owed to the Company or another Subsidiary, (ii) Indebtedness of a Person outstanding at the time such Person is merged or consolidated with, or becomes, a Subsidiary, (iii) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business, (iv) obligations of any Subsidiary in respect of performance bonds and completion, guarantee, surety, and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations arising in the ordinary course of business, (v) obligations arising from trust arrangements related to payment of employee compensation and benefits, and (vi) guaranties by a Loan Party of the Obligations) and (b) Indebtedness of the Company and its Subsidiaries secured by Liens permitted by Section 7.01(o) on such date.

“Pro Rata Share” means with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The Pro Rata Share of each Lender as of the Effective Date is set forth opposite the name of such Lender on Schedule 2.01.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any L/C Issuer, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark for any Applicable Currency means: (a) if such Benchmark is a Daily Simple RFR, (i) if the RFR for such Benchmark is SOFR, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, and (ii) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date; (b) if such Benchmark is an Adjusted Eurocurrency Rate, (i) if the applicable Adjusted Eurocurrency Rate for such Benchmark is based upon USD LIBOR, then 11:00 a.m. (London time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting, (ii) if the applicable Adjusted Eurocurrency Rate for such Benchmark is based upon EURIBOR, then 11:00 a.m. (Brussels time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting, and (iii) if the applicable Adjusted Eurocurrency Rate for such Benchmark is based upon TIBOR, then 11:00 a.m. (Tokyo time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting; and (c) otherwise, then the time determined by the Administrative Agent, including in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning set forth in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Offshore Currency, (i) the central bank for the Offshore Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either

(A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Offshore Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Borrowing Notice, (b) with respect to a conversion or continuation of Loans, a Notice of Conversion/Continuation and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments (or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition)); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an RFR Loan or a Eurocurrency Rate Loan denominated in an Offshore Currency, as applicable, but only as to the amounts so borrowed on such date, (ii) each date of a continuation of an RFR Loan or a Eurocurrency Rate Loan, as applicable, denominated in an Offshore Currency pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Offshore Currency, each of the following: (i) each date of issuance, amendment or extension of such Letter of Credit, but only as to the Letter of Credit so issued, amended or extended on such date, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Offshore Currency, but only as to the Letter of Credit that is paid on such date, (iii) in the case of all Existing Letters of Credit denominated in Offshore Currencies, the Effective Date, but only as to such Existing Letters of Credit and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Commitment Amount” means, with respect to each Lender, the amount of the Commitment set forth opposite that Lender’s name in Schedule 2.01 or on any Assignment and Assumption, unless said amount is reduced pursuant to Section 2.07 or 8.02 or increased pursuant to Section 2.16, in which event it means the amount to which said amount is reduced or increased.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Commitment.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, SOFR and (b) Sterling, SONIA.

“RFR Administrator” means the SOFR Administrator or the SONIA Administrator, as applicable.

“RFR Administrator’s Website” means the SOFR Administrator’s Website or the SONIA Administrator’s Website as applicable.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.02, 2.03, 2.05 and 2.06, in each case, such day is also a Business Day.

“RFR Determination Day” has the meaning assigned thereto in the definition of “Daily Simple RFR”.

“RFR Loan” means a Daily Simple RFR Loan or a Term RFR Loan, as the context may require.

“RFR Rate Day” has the meaning assigned thereto in the definition of “Daily Simple RFR”.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be reasonably determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“Sanctioned Country” means at any time, a country, region or territory which is itself identifiable as being the subject or target of any Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Screen Rate” means (a) for any Eurocurrency Rate Loan denominated in Dollars, the USD LIBOR Rate, (b) for any Eurocurrency Rate Loan denominated in Euros, the EURIBOR Rate and (c) for any Eurocurrency Rate Loan denominated in Yen, the TIBOR Rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Offshore Currency.

“Spread Adjusted SOFR” means with respect to any RFR Business Day, a rate per annum equal to the sum of (a) the secured overnight financing rate for such RFR Business Day plus (b) 0.11448% (11.448 basis points).

“Spread Adjusted Term SOFR” means, for any Available Tenor and Interest Period, a rate per annum equal to the sum of (a) the forward-looking term rate for a period comparable to such Available Tenor based on the SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (b)(i) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (ii) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and (iii) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transaction or any combination of any of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term RFR” means, with respect to any Applicable Currency for any Interest Period, a rate per annum equal to (a) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the greater of (i) the Spread Adjusted Term SOFR and (ii) the Floor and (b) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the greater of (i) the forward-looking term rate for a period comparable to such Interest Period based on the RFR for Sterling that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (ii) the Floor.

“Term RFR Loan” means a Loan that bears interest at a rate based on Term RFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term RFR Notice” means a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term RFR Transition Event.

“Term RFR Transition Date” means, in the case of a Term RFR Transition Event, the date that is thirty (30) calendar days after the Administrative Agent has provided the related Term RFR Notice to the Lenders and the Company pursuant to Section 3.02(c)(i)(C).

“Term RFR Transition Event” means, with respect to any Applicable Currency for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Applicable Currency has been recommended for use by the Relevant Governmental Body and (b) the administration of such Term RFR is administratively feasible for the Administrative Agent.

“Threshold Amount” means $50,000,000 (or the Dollar Equivalent thereof in any currency other than Dollars).

“TIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“TIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Total Indebtedness” means all Indebtedness of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of letters of credit and Guarantees (except, in each case, to the extent constituting Guarantees in respect of Indebtedness of a Person other than the Company or any Subsidiary), (ii) obligations under Swap Contracts and (iii) Indebtedness of the Company to Subsidiaries and Indebtedness of Subsidiaries to the Company or to other Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transitioned RFR Loan” means a Loan that is an RFR Loan that would not have borne interest based upon a Daily Simple RFR or a Term RFR on the Effective Date. To the extent that Loans denominated in Dollars bear interest based on a Daily Simple RFR or Term RFR after the Effective Date, such Loans would be Transitioned RFR Loans.

“Trigger Quarter” has the meaning set forth in Section 7.05(b).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a RFR Loan.

“U.S.” and “United States” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” has the meaning set forth in Section 2.05(c)(i).

“USD LIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“USD LIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“USD LIBOR Transition Date” means, the earlier of: (a) the date that all Available Tenors of USD LIBOR have either: (i) permanently or indefinitely ceased to be provided by IBA; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of USD LIBOR; or (ii) been announced by the FCA pursuant to public statement or publication of information to be no longer representative; and (b) the Early Opt-in Effective Date.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares and other nominal amounts of shares held by Persons other than the Borrowers and their Subsidiaries in accordance with applicable law) of which are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power (other than directors’ qualifying shares and other nominal amounts of shares held by Persons other than the Borrowers and their Subsidiaries in accordance with applicable law) of which are the time so owned or controlled. Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Company.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(vi) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(vii) Except to the extent otherwise specified, references herein to “fiscal quarter” and “fiscal year” mean such fiscal periods of the Company.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that it is understood and agreed that, for all purposes of this Agreement, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for the purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases in the financial statements (and all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing, in the aggregate, the modifications necessary to reconcile the adjustments made pursuant to this proviso with such financial statements).

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), the effectiveness of which amendment shall be retroactive to the date of such change in GAAP; provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth, in the aggregate, a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratio required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); provided that for the avoidance of doubt, it is understood and agreed that solely for purposes of determining the Applicable Rate, the Company shall calculate the Leverage Ratio without giving effect to any rounding of the result of such calculation.

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein: (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the maximum undrawn amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum undrawn amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum undrawn amount is in effect at such time.

1.08 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Offshore Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a RFR Loan or Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, RFR Loan or Eurocurrency Rate Loan or Letter of Credit is denominated in an Offshore Currency, such amount shall be the relevant Offshore Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Offshore Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.09 Additional Offshore Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Offshore Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days (or such shorter time as may have been agreed to by the Administrative Agent and the L/C Issuer) after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Offshore Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Offshore Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company.

1.10 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.11 Rates. The interest rate on Loans denominated in Dollars or an Offshore Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject to regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Loans may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for (a) Sterling, Yen, and Euros will be December 31, 2021, (b) Dollars for 1-week and 2-month tenor settings will be December 31, 2021 and (c) Dollars for overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Loans. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the Effective Date, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 3.02(c), such Section 3.02(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 3.02(c), of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in the definition of “Eurocurrency Rate” or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.02(c), will be similar to, or produce the same value or economic equivalence of, the London interbank offered rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Loans to the applicable Borrower from time to time, on any Business Day during the Availability Period, in Applicable Currencies in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment Amount; provided that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed the amount of such Revolving Credit Lender’s Commitment and (iii) after giving effect to any Borrowing of Offshore Currency Loans, the aggregate principal Dollar Equivalent amount of all outstanding Offshore

Currency Loans shall not exceed the Offshore Currency Loan Sublimit. Within the limits of each Revolving Credit Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01. Loans may be Base Rate Loans, Eurocurrency Rate Loans or RFR Loans, as further provided herein.

2.02 Procedures for Borrowing.

(a) Each Borrowing shall be made upon the irrevocable written notice of the applicable Borrower, delivered to the Administrative Agent in the form of a Borrowing Notice (which notice must be received by the Administrative Agent prior to (i) 10:30 a.m. four Eurocurrency Banking Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in an Offshore Currency, (ii) 11:00 a.m. three Eurocurrency Banking Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in Dollars, (iii) 10:30 a.m. on the requested date of any Borrowing of Base Rate Loans, (iv) 11:00 a.m. five RFR Business Days prior to the requested date of any Borrowing of RFR Loans), in any such case, specifying:

(i) [Reserved];

(ii) the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) the Type of Loans comprising the Borrowing;

(v) the duration of the Interest Period applicable to any Eurocurrency Rate Loans or Term RFR Loan included in such notice; if the Borrowing Notice fails to specify the duration of the Interest Period for any Borrowing comprised of Eurocurrency Rate Loans or Term RFR Loans, such Interest Period shall be one month; and

(vi) in the case of a Borrowing comprised of Offshore Currency Loans, the Applicable Currency.

(b) Following receipt of a Borrowing Notice, the Administrative Agent will promptly notify each Lender of the amount of such Lender’s Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate amount of each Lender’s Pro Rata Share of the Borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Borrowing Notice, promptly notify each Lender of the exact Dollar Equivalent amount of such Lender’s Pro Rata Share of the Borrowing. The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Administrative Agent for such Borrowing on the Revaluation Date therefor.

(c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the applicable Borrower at the Administrative Agent’s Office on the date of Borrowing requested by such Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Loans in Dollars, by 12:00 noon and (ii) in the case of a Borrowing comprised of Offshore Currency Loans, by such time as the Administrative Agent may specify. The proceeds of all such Loans will then be made available to the applicable Borrower by the Administrative Agent at such office either by (i)

crediting the account of the applicable Borrower on the books of Wells Fargo with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or (ii) wire transfer of funds, in each case in accordance with instructions received by (and reasonably acceptable to) the Administrative Agent by the applicable Borrower.

(d) Except as otherwise provided herein, a Eurocurrency Rate Loan or Term RFR Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or Term RFR Loan, as applicable. Unless the Required Lenders otherwise consent, during the existence of a Default, no Borrower may elect to have (i) a Loan in Dollars converted into or continued as a Eurocurrency Rate Loan or (ii) an Offshore Currency Loan continued for an Interest Period exceeding one month.

(e) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or RFR Loans upon determination of such interest rate. Each determination of an applicable Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Prime Rate promptly following the public announcement of such change.

(f) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than 12 Interest Periods in effect.

2.03 Conversion and Continuation Elections for Borrowings.

(a) Each Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.03(b):

(i) elect (A) as of any Business Day, in the case of Base Rate Loans, (B) as of the last day of the applicable Interest Period, in the case of any Eurocurrency Rate Loans denominated in Dollars, or (C) as of the applicable Interest Payment Date, in the case of any Eurocurrency Rate Loan or Term RFR Loan denominated in an Offshore Currency, to convert any Loans borrowed by such Borrower (or any part thereof in an amount not less than the Minimum Tranche) into Loans in Dollars of the other Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Loans borrowed by such Borrower having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided that if at any time the aggregate Dollar Equivalent amount of Offshore Currency Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than the Minimum Tranche, such Offshore Currency Loans shall automatically be redenominated into Base Rate Loans in Dollars, and on and after such date the right of the applicable Borrower to continue such Loans as, and convert such Loans into, Offshore Currency Loans shall terminate.

(b) The applicable Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than (i) 11:00 a.m. at least three Eurocurrency Banking Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurocurrency Rate Loans denominated in Dollars, (ii) 10:30 a.m. at least four Business Days in advance of the continuation date, if the Loans are to be continued as Eurocurrency Rate Loans denominated in an Offshore Currency, (iii) 10:30 a.m. on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, and (iv) 11:00 a.m. at least five RFR Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as RFR Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type and Applicable Currency of Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans or Daily Simple RFR Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurocurrency Rate Loans in Dollars, the applicable Borrower has failed to timely select a new Interest Period to be applicable to such Eurocurrency Rate Loans or if any Default then exists, unless, in either case, such Borrower has elected to and does repay such Loans on or prior to the expiration date of such Interest Period, such Borrower shall be deemed to have elected to convert such Eurocurrency Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If the applicable Borrower has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in Section 2.03(b), or if a Default shall then exist, such Borrower shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one month Interest Period. For the avoidance of doubt, following any deemed conversion or continuation under this Section 2.03(c), provided that no Default is then continuing, the applicable Borrower shall have the right to convert or continue such Loans thereafter in accordance with Section 2.03(a). For the further avoidance of doubt, notwithstanding any continuation or conversion thereof (whether voluntary or involuntary), the principal amount of each Base Rate Loan, Offshore Currency Loan, and Eurocurrency Rate Loan shall be due and payable at such times and in such amounts as set forth in Section 2.08. If the applicable Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Daily Simple RFR Loan prior to the Interest Payment Date therefor, then, unless such RFR Loan is repaid as provided herein, such Borrower shall be deemed to have selected that such RFR Loan shall be continued as an RFR Loan bearing interest at a rate based upon the applicable Daily Simple RFR as of such Interest Payment Date.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the applicable Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

2.04 Utilization of Commitments in Offshore Currencies. Notwithstanding anything herein to the contrary, during the existence of an Event of Default under Section 8.01(a), (f) or (g), upon the request of the Required Lenders, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Administrative Agent will promptly notify the applicable Borrower of any such redenomination and conversion request.

2.05 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit denominated in Dollars or one or more Offshore Currencies for the accounts of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the accounts of the Borrowers; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if, in each case, as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment Amount or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Borrowers to obtain Letters of Credit shall be fully revolving and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Effective Date, shall be subject to and governed by the terms and conditions of this Agreement.

(ii) The L/C Issuer shall be under no obligation to issue (and, in the case of clauses (B) and (C) will not issue) any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur more than one year after the Maturity Date, unless all Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E) unless the L/C Issuer otherwise agrees, such Letter of Credit is to be denominated in a currency other than an Applicable Currency;

(F) any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Revolving Credit Lender such that the L/C Issuer will have no Fronting Exposure with respect to such Revolving Credit Lender; or

(G) the beneficiary of such Letter of Credit is a Sanctioned Person.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m. at least seven Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Offshore Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and Applicable Currency; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (but subject to Section 2.17), purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If any Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, no Borrower shall be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than one year following the Maturity Date; provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Offshore Currency, the applicable Borrower shall reimburse the L/C Issuer in such Offshore Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Offshore Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Offshore Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the Applicable Currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Offshore Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice, which condition need not be satisfied) cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Credit Lender funds its Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of any Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. Subject to Section 2.05(f), the obligation of each Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued to such Borrower and to repay each L/C Borrowing in connection with each such Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Offshore Currency to any Borrower or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or guarantor of the Obligations.

Each Borrower shall promptly examine a copy of each Letter of Credit requested by it and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Credit Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificate or document expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit requested by it; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) (A) Upon the request of the Administrative Agent, if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, the Borrowers shall immediately Cash Collateralize the amount of such L/C Borrowing or (B) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, each Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations of all Letters of Credit issued for its account.

(ii) Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount not less than the then Outstanding Amount of L/C Obligations (such cash or deposit account balances, “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo.

(h) Applicability of ISP98 and UCP. (i) The rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee in Dollars for each Letter of Credit equal to the Applicable Rate times the daily maximum Dollar Equivalent amount available to be drawn under such Letter of Credit (whether or not such maximum Dollar Equivalent amount is then in effect under such Letter of Credit); provided that, upon the request of the Required Lenders while any Event of Default exists, the rate per annum for Letter of Credit fees shall be increased by 2%. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable (i) on the last Business Day of each March, June, September and December; (ii) on the Maturity Date; (iii) if any Letters of Credit are outstanding on the Maturity Date, on the date on which the last of such Letters of Credit to be outstanding expires or terminates; and (iv) on the date on which the Administrative Agent takes any action described in Section 8.02(a), (b) or (c) (or on which any of such actions occurs automatically pursuant to the proviso to Section 8.02) and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit as set forth in the Administrative Agent Fee Letter, computed for each day such Letter of Credit is outstanding, payable (i) on the first Business Day after the end of each March, June, September and December; (ii) on the Maturity Date; (iii) if any Letters of Credit are outstanding on the Maturity Date, on the date on which the last of such Letters of Credit to be outstanding expires or terminates; and (iv) on the date on which the Administrative Agent takes any action described in Section 8.02(a), (b) or (c) (or on which any of such actions occurs automatically pursuant to the proviso to Section 8.02) and thereafter on demand. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.06 Prepayments.

(a) Each Borrower may, upon notice to the Administrative Agent, at any time and from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Offshore Currency Loans (other than any RFR Loan), (B) five RFR Business Days prior to any date of prepayment of any RFR Loans, (C) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars and (D) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal Dollar Equivalent amount of $5,000,000 or a higher integral multiple of 1,000,000 of the Applicable Currency; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid, and the Applicable Currency. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amount required pursuant to Section 3.04. Any prepayment of a RFR Loan on any date other than an Interest Payment Date therefor shall be accompanied by any amount required to be paid pursuant to Section 3.04. Each such prepayment shall be applied to the applicable Loans of the Lenders in accordance with their respective applicable Pro Rata Shares.

(b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect (for any reason other than a change in currency exchange rates), the Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(c) If on any Revaluation Date the Administrative Agent shall have determined that the Total Outstandings exceed the Aggregate Commitments by a Dollar Equivalent amount of more than $1,000,000, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Administrative Agent shall give notice to the Borrowers that a prepayment is required under this Section 2.06(c), and the Borrowers agree thereupon to make prepayments of Loans and/or Cash Collateralize the L/C Obligations within one Business Day of such notice such that, after giving effect to such prepayment the Total Outstandings do not exceed the Aggregate Commitments.

2.07 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any higher integral multiple of $1,000,000, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Revolving Credit Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans. The Borrowers shall repay to the Administrative Agent, for the account of the Revolving Credit Lenders, on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.09 Interest.

(a) Subject to the provisions of clause (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the rate applicable to such RFR Loan plus the Applicable Rate and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the request of the Required Lenders and upon notice to the Company, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees. In addition to certain fees described in clauses (i) and (j) of Section 2.05:

(a) Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its applicable Pro Rata Share, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees and Dollar Equivalent Amounts; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for all Offshore Currency Loans denominated in Sterling (and in each other Offshore Currency that is deemed by the Administrative Agent to have market practices that require calculation of interest on the basis of a 365-day year) shall be made on the basis of a 365-day year and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.

(b) Each determination of an interest rate or a Dollar Equivalent amount by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate or Dollar Equivalent amount.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the L/C Issuer and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Applicable Currency, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Offshore Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Offshore Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Offshore Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Offshore Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Offshore Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Offshore Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent (the “Compensation Period”) at the Overnight Rate. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.05(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.05(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.05(b).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (x) the amount of such paying Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon; and

(ii) the provisions of this Section shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement providing for such non pro rata payment.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15 Borrowing Subsidiaries; Company as agent for Borrowing Subsidiaries. (a) The Company may designate any Domestic Subsidiary or, with the written consent of the Administrative Agent and each Revolving Credit Lender (which in each case shall not be unreasonably withheld), any Foreign Subsidiary, as a Borrowing Subsidiary. Upon the receipt and execution by the Administrative Agent of a Borrowing Subsidiary Agreement in the form of Exhibit G-1 (a “Borrowing Subsidiary Agreement”) executed by such Subsidiary and the Company, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement.

(b) The obligation of each Revolving Credit Lender to make its first Loan to any Borrowing Subsidiary or of the L/C Issuer to issue the first Letter of Credit for the account of such Borrowing Subsidiary (whichever first occurs) is subject to the satisfaction of the condition that the Administrative Agent shall have received the following:

(i) all documents as shall reasonably demonstrate the existence of such Borrowing Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into, and the validity with respect to such Borrowing Subsidiary of, this Agreement and the other Loan Documents to which it is a party and any other matters relevant hereto (including an opinion of counsel if required by Section 4.03), all in form and substance satisfactory to the Administrative Agent; and

(ii) any governmental and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Borrowing Subsidiary.

(c) Any Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder if such Borrowing Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit G-2; provided that at such time no Loans made to, or Letters of Credit issued for the account of, such Borrowing Subsidiary are then outstanding and that at such time such Borrowing Subsidiary has performed in full all other Obligations to be performed by it.

(d) Each Borrowing Subsidiary hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the

Lenders shall send all notices and communications to be sent to any Borrowing Subsidiary solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrowing Subsidiary. No Person other than the Company (and its authorized officers and employees) may act as agent for any Borrowing Subsidiary hereunder without the written consent of the Administrative Agent.

(e) The Obligations of any Borrowing Subsidiary shall be guaranteed by the Company pursuant to Article X.

2.16 Incremental Loans and Commitments.

(a) At any time prior to the Maturity Date, the Company may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Commitments (an “Incremental Commitment”); provided that (x) the total aggregate amount for all such Incremental Commitments pursuant to this Section 2.16(a) shall not exceed $250,000,000 and (y) the total aggregate amount for each Incremental Commitment) shall not be less than a minimum principal amount of $20,000,000 (or such lesser amount to which the Administrative Agent may agree). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Incremental Commitment shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent. The Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent and the L/C Issuer, to provide an Incremental Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment shall become effective as of such Increased Amount Date; provided that:

(A) the Administrative Agent shall have received a certificate dated the Increased Amount Date and signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.02(a) and (b) are satisfied relative to such Credit Extension or Incremental Commitment;

(B) each Incremental Commitment shall constitute Obligations of the applicable Borrower(s) and shall share in the guarantees and security, if any, supporting the other extensions of credit hereunder on a pari passu basis;

(C) (x) all terms (including pricing) and conditions applicable to any Incremental Commitment shall be the same as the terms and conditions applicable to the existing Loans; and (y) the outstanding Loans and Pro Rata Shares of L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing any Incremental Commitment) in accordance with their revised Pro Rata Shares (and the Revolving Credit Lenders (including the Incremental Lenders providing any Incremental Commitment) agree to make all payments and adjustments necessary to effect such reallocation and the Company shall pay any and all costs required pursuant to Section 3.05 in connection with such reallocation as if such reallocation were a repayment); and

(D) such Incremental Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Company, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, and notwithstanding any provision of Section 11.01 to the contrary, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16), which amendments may include, without limitation, appropriate changes to the definitions of “Loans”, “Commitments” and “Required Lenders”).

2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and the last sentence of Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender in accordance with Section 2.05; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender which is a Revolving Credit Lender shall be entitled to receive a facility fee pursuant to Section 2.10(a) for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05.

(B) Each Defaulting Lender which is a Revolving Credit Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.10 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.05.

(C) With respect to any Facility Fee or letter of credit commission not required to be paid to any Defaulting Lender which is a Revolving Credit Lender pursuant to clause (A) or (B) above, the Company shall (1) pay to each Non-Defaulting Lender which is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender which is a Revolving Credit Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders which are Revolving Credit Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, upon notice to the Company of such reallocation, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate credit exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.05.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuer agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) not earlier than the date 60 days prior to any anniversary of the Effective Date and not later than 30 days prior to any anniversary of the Effective Date (the date of delivery of such notice to the Lenders, the “Notice Date”), request on up to two (2) occasions during the term of this Agreement that each such Lender extend its Lender’s Maturity Date for an additional one (1) year from the Maturity Date then in effect (the “Existing Maturity Date”).

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 30 days of the Notice Date (“Extension Deadline”), advise the Administrative Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Extension Deadline)) and any Revolving Credit Lender that does not so advise the Administrative Agent on or before the Extension Deadline shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Credit Lender’s determination under this Section 2.18 no later than the Extension Deadline (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Company shall have the right on or before the Extension Deadline to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more replacement lenders (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Deadline, undertake a Commitment (and, if any such Additional Commitment Lender is already a Revolving Credit Lender, its Commitment shall be in addition to such Revolving Credit Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Revolving Credit Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Aggregate Commitments in effect immediately prior to the Extension Deadline, then, effective as of the Extension Deadline, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.18 shall not be effective with respect to any Revolving Credit Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) on or before the Maturity Date of each Non-Extending Lender, (1) the Borrowers shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Lender to the Borrowers hereunder and (2) the Borrowers shall have paid in full all other amounts owing to such Revolving Credit Lender hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) L/C Issuer. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of (whether actually received or applied against taxes otherwise owed as a tax credit in lieu of such refund) any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Indemnification of the Administrative Agent. Each Lender and the L/C Issuer shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 Changed Circumstances.

(a) Circumstances Affecting Eurocurrency Rate, Daily Simple RFR and Term RFR Availability.

(i) Subject to Section 3.02(c), in connection with any RFR Loan or, on and after the USD LIBOR Transition Date, any Base Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (A) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Daily Simple RFR” cannot be determined pursuant to the definition thereof or (y) if Term RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term RFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period or (B) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable Offshore Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then the Administrative Agent shall promptly give notice thereof to the Company. Upon notice thereof by the Administrative Agent to the Borrower, (1) any obligation of the Lenders to make RFR Loans in each such Applicable Currency, and any right of any Borrower to convert any Loan in such Applicable Currency (if applicable) or continue any Loan as an RFR Loan in each such Applicable Currency, shall be suspended

(to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) until the Administrative Agent revokes such notice and (2) if such determination affects the calculation of Base Rate, the Administrative Agent shall during the period of such suspension compute Base Rate without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such notice. Upon receipt of such notice, (I) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans in each such affected Applicable Currency (to the extent of the affected RFR Loans or, in the case of a Term RFR Loans, the affected Interest Periods) or, failing that, (x) in the case of any request for a borrowing of an affected RFR Loan in Dollars, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (y) in the case of any request for a borrowing of an affected RFR Loan in an Offshore Currency, then such request shall be ineffective and (I)(x) any outstanding affected RFR Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period and (y) any outstanding affected RFR Loans denominated in an Offshore Currency, at the applicable Borrower’s election, shall either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Offshore Currency) immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period or be prepaid in full, together with accrued interest thereon (subject to Section 3.04), immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period; provided that if no election is made by the applicable Borrower by the date that is three (3) Business Days after receipt by the Company of such notice or, in the case of Term RFR Loans, the last day of the current Interest Period for the applicable RFR Loan, if earlier, such Borrower shall be deemed to have elected to convert such Loans as provided above. Upon any such prepayment or conversion, the applicable Borrower shall also pay any additional amounts required pursuant to Section 3.04.

(ii) Subject to Section 3.02(c), if, for any reason on or prior to the first day of any Interest Period with respect to a Eurocurrency Rate Loan or prior to the USD LIBOR Transition Date, on any day with respect to a Base Rate Loan, in connection with a request therefor, a conversion to or a continuation thereof or otherwise (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the Applicable Currency in the applicable amount and Interest Period of such Loan (or, with respect to any Base Rate Loan, for a one month term), (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Adjusted Eurocurrency Rate for such Applicable Currency and Interest Period, including because the Screen Rate for the Applicable Currency is not available or published on a current basis, or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurocurrency Rate for such Applicable Currency does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and shall have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall promptly give notice thereof to the Company. Thereafter, until the Administrative Agent notifies the Company that such circumstances no longer exist, (A) any obligation of the Lenders to make Eurocurrency Rate Loans in each such Applicable Currency, and any right of the Borrowers to convert any Loan in each such Applicable Currency (if applicable) or continue any Loan as a Eurocurrency Rate Loan in each such Applicable Currency (in each case, to the extent of the affected

Eurocurrency Rate Loans or Interest Periods), shall be suspended and (1) any outstanding affected Eurocurrency Rate Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (2) any outstanding affected Eurocurrency Rate Loans denominated in an Offshore Currency, at the applicable Borrower’s election, shall either (x) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Offshore Currency) at the end of the applicable Interest Period or (y) be prepaid in full, together with accrued interest thereon (subject to Section 3.04), at the end of the applicable Interest Period; provided that if no election is made by the applicable Borrower by the date that is three (3) Business Days after receipt by such Borrower of such notice or, in the case of Eurocurrency Rate Loans, the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, if earlier, such Borrower shall be deemed to have elected the conversion option for such Loans as set forth above, and (B) if such determination pursuant to this Section affects the calculation of Base Rate, the Administrative Agent shall during the period of such suspension compute Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon any such prepayment or conversion, the applicable Borrower shall also pay any additional amounts required pursuant to Section 3.04.

(b) Laws Affecting Eurocurrency Rate, Daily Simple RFR and Term RFR Availability. If, after the Effective Date, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurocurrency Rate Loan, Daily Simple RFR Loan, any Term RFR Loan or any Base Rate Loan as to which the interest rate is determined by reference to clause (c) of the definition of “Base Rate”, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Company and the other Lenders. Thereafter, until the Administrative Agent notifies the Company that such circumstances no longer exist, (i) any obligation of the Lenders to make RFR Loans or Eurocurrency Rate Loans, as applicable, in the affected Applicable Currency or Applicable Currencies and any right of the Borrowers to convert any Loan to a Eurocurrency Rate Loan or RFR Loan or continue any Loan as a Eurocurrency Rate Loan or RFR Loan in the affected Applicable Currency or Applicable Currencies shall be suspended and thereafter the Borrowers may select only Base Rate Loans, (ii) all Base Rate Loans shall cease to be determined by reference to clause (c) of the definition of “Base Rate” and (iii) if any of the Lenders may not lawfully continue to maintain a RFR Loan to the next applicable Interest Payment Date or a Eurocurrency Rate Loan to the end of the then current Interest Period applicable thereto, as applicable, the applicable Loan shall immediately be converted to a Base Rate Loan (in an amount equal to the Dollar Equivalent thereof, if applicable) for the remainder of time until such applicable Interest Payment Date or such applicable Interest Period, as applicable.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, if the USD LIBOR Transition Date has occurred prior to the Reference Time in respect of any setting of the Adjusted Eurocurrency Rate for Dollars, then (x) if a Benchmark Replacement is determined in accordance with clause (b)(i) or (b)(ii) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace the then-current Benchmark with respect to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b)(iii) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.02(c)(i)(B) will occur prior to the applicable Benchmark Transition Start Date.

(C) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR (including a Daily Simple RFR implemented as a Benchmark Replacement pursuant to Section 3.02(c)(i)A) or Section 3.02(c)(i)(B)) for the Applicable Currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the Applicable Currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause Error! Reference source not found. shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.02(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including any Term RFR or Adjusted Eurocurrency Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, any applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the Applicable Currency and, failing that, (A)(I) in the case of any request for any affected Eurocurrency Rate Loans or RFR Loans denominated in Dollars, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or Eurocurrency Rate Loan, in each case, in an Offshore Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in Dollars, if applicable, will be deemed to have been converted into Base

Rate Loans immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in an Offshore Currency, at the applicable Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Offshore Currency) immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the applicable Borrower by the date that is three (3) Business Days after receipt by the Company of such notice, the applicable Borrower shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan or Term RFR Loan, if no election is made by the applicable Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan or Term RFR Loan, the applicable Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

3.03 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or the L/C Issuer or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the L/C Issuer or other Recipient, the applicable Borrower shall promptly pay to any such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such L/C Issuer, the Company shall promptly pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered as reasonably determined by such Lender or the L/C Issuer (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the L/C Issuer under agreements having provisions similar to this paragraph (b) after consideration of such factors as such Lender or the L/C Issuer then reasonably determines to be relevant).

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Mitigation. If any Lender requests compensation under Section 3.03, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.04 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than default by such Lender in making a Loan) to prepay, borrow, continue or convert any Daily Simple RFR Loan on a date other than on the Interest Payment Date therefor or any Term RFR Loan or any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower; or

(c) any assignment of any Daily Simple RFR Loan other than on the Interest Payment Date therefor or a Term RFR Loan or Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for the Applicable Currency used in determining the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount, for a comparable period and in the same Applicable Currency, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.05 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.03, the Company may replace such Lender in accordance with Section 11.15.

3.06 Survival. All of the obligations of the Borrowers under this Article III shall survive termination of the Commitments and repayment of all other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement;

(ii) a Note executed by each Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to demonstrate that each Loan Party is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(v) a favorable opinion of Dorsey & Whitney, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent;

(vi) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that attached thereto is a true and correct calculation of the Leverage Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Effective Date; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) The Administrative Agent shall have received satisfactory evidence that all principal, interest, fees and other amounts owing under the Existing Credit Agreement (other than contingent obligations in respect of the Existing Letters of Credit and inchoate indemnity obligations) have been (or shall substantially contemporaneously with the effectiveness hereof be) repaid in full (it being understood that such amounts may be repaid out of the proceeds of Loans hereunder), and all commitments with respect thereto have been terminated.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d) The Company shall have paid or made arrangements to pay contemporaneously with closing to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 2.10(b) and any other accrued and unpaid fees or commissions due hereunder.

(e) The Administrative Agent and each Lender shall have received all documentation and other information requested by the Administrative Agent or such Lender or required by regulatory authorities in order for the Administrative Agent or such Lender, as applicable, to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(f) To the extent requested by the Administrative Agent or any Lender, the Company shall have delivered to the Administrative Agent or such Lender, as applicable, a Beneficial Ownership Certification in relation to the Company (or, if the Administrative Agent or such Lender requests, a certification that the Company qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Notice of Conversion/Continuation requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Company, each Borrowing Subsidiary and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Notice of Conversion/Continuation requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Initial Credit Extension to Each Borrowing Subsidiary. The obligation of each Lender to make an initial Loan to, and of the L/C Issuer to issue any Letter of Credit for the account of, each Borrowing Subsidiary following any designation of such Borrowing Subsidiary as a Borrower hereunder pursuant to Section 2.15 is subject to the Administrative Agent’s receipt on or before the date of such initial Credit Extension of each of the following, in form and substance satisfactory to the Administrative Agent and dated such date, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the board of directors (or equivalent governing body) of such Borrowing Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and each other Loan Document to which such Borrowing Subsidiary is or will be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such other Loan Documents.

(b) A certificate of the Secretary or an Assistant Secretary of such Borrowing Subsidiary certifying the names and true signatures of the officers of such Borrowing Subsidiary authorized to sign this Agreement and each other Loan Document to which such Borrowing Subsidiary is or will be a party and the other documents to be delivered hereunder.

(c) Such documents and certifications as the Administrative Agent may reasonably require to demonstrate that such Borrowing Subsidiary is duly organized or formed, and that such Borrowing Subsidiary is validly existing, in good standing (or equivalent) and qualified to engage in business in its jurisdiction of organization.

(d) A certificate signed by a duly authorized officer of the Company, dated as of the date of such initial Credit Extension, certifying that such Borrowing Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable Laws necessary for such Borrowing Subsidiary to execute and deliver this Agreement and each other Loan Document to which it is a party and to perform its Obligations hereunder and thereunder.

(e) The documentation referred to in Section 2.15 with respect to such Borrowing Subsidiary.

(f) A favorable opinion of counsel to such Borrowing Subsidiary, dated the date of such initial Credit Extension, in form and substance satisfactory to the Administrative Agent.

(g) Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company and each Borrowing Subsidiary represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under each Loan Document to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case except as could not reasonably be expected to have a Material Adverse Effect, or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, examinership, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Company and its Subsidiaries dated January 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements through the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Environmental Compliance.

(a) The operations and properties of the Company and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, none of the properties currently owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency or any analogous foreign, state or local list or, to the best knowledge of the Company, is adjacent to any such property.

(c) All Hazardous Materials generated, used, treated, handled or stored at or transported to or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.08 Taxes. The Company and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and those that could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.09 ERISA Compliance.

(a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that is reasonably expected to result in a Material Adverse Effect.

(b) As of the last annual actuarial valuation date, the funding target attainment percentage, as defined in Section 303 of ERISA, of each Plan exceeds 90% except with respect to any Plan the unfunded current liability of which does not exceed the Threshold Amount.

(c) Neither the Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability that is reasonably expected to result in a Material Adverse Effect.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

5.10 Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in Schedule 5.10. Schedule 5.10 sets forth the jurisdiction of organization of each Subsidiary as of the Effective Date.

5.11 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12 Disclosure. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information (the “Projections”), the Company and the Borrowing Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s and the Borrowing Subsidiaries’ control, that no assurance can be given that any particular Projections will be realized and the actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. As of the Effective Date, all of the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender pursuant to this Agreement is true and correct.

5.13 Compliance with Laws. Each of the Company and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or in which any violations of such requirements would not, in the aggregate for all such violations, have a Material Adverse Effect.

5.14 OFAC; Anti-Terrorism; Etc. Neither the Company nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the

United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (iii) any Sanctions or Anti-Money Laundering Laws or (iv) the PATRIOT Act or (c) is a Sanctioned Person. No part of the proceeds of any Credit Extension will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent or the L/C Issuer) of any Anti-Corruption Laws or Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company and the Borrowing Subsidiaries shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for further delivery to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers, LLP or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and which report shall state that such financial statements present fairly the financial position of the Company and its Subsidiaries as of the date and for the period indicated in conformity with GAAP; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, and in any event within ten (10 Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(e) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each

Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, upon the request of the Administrative Agent or any Lender, the Company shall deliver paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent or such Lender. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer Communications by posting such Communications on IntraLinks the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers the L/C Issuer and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent (and the Administrative Agent shall promptly notify each Lender):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; and

(d) of any change in the information provided in any Beneficial Ownership Certification previously delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified therein (or, if applicable, the applicable Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation); and

(e) of any material change in accounting policies or financial reporting practices by the Company or any Loan Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; provided that neither the Company nor any of its Subsidiaries shall be required to pay or discharge (i) any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, or (ii) any such Tax, assessment, charge or claim that could not reasonably in the aggregate be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided that the Company and each of its Subsidiaries may consummate any merger, consolidation or sale of assets permitted under Section 7.02, and provided, further, that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof could not, individually or in the aggregate, have a Material Adverse Effect, and provided, further, that no Subsidiary (other than a Borrowing Subsidiary) shall be required to preserve its corporate existence if such failure to preserve its corporate existence could not, individually or in the aggregate, have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, provided that this Section shall not prevent the Company or any Borrowing Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Subsidiaries may instead self-insure to the same general extent as other manufacturing companies of similar size as the Company or such Subsidiary and to the extent consistent with prudent business practice.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or in which failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account in conformity with GAAP consistently applied.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the Lenders’ expense and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to refinance certain existing Indebtedness of the Company and for working capital, capital expenditures and general corporate purposes not in contravention of any Law or of any Loan Document. Without limiting the foregoing, the Company shall not use or permit the use of the proceeds of any Credit Extension in a manner inconsistent with its representation and warranty set forth in the second sentence of Section 5.14.

6.12 Compliance with Environmental Laws. (a) Comply, and cause each of its Subsidiaries to comply, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties and (c) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, required by Environmental Laws, other than, in the case of (a) through (c), such failures the consequences of which in the aggregate would not have a Material Adverse Effect; provided that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company and each Borrowing Subsidiary shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Permitted Liens;

(b) the Liens existing on the Effective Date and described on Schedule 7.01;

(c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company or at the time of acquisition of such property by the Company or a Borrowing Subsidiary, whether or not the Indebtedness secured by such Lien is assumed by the Company or a Borrowing Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property);

(d) Liens on receivables of the Company or any Subsidiary (and in property securing or otherwise supporting such receivables) in favor of the Company;

(e) Liens on receivables of any kind (and in property securing or otherwise supporting such receivables) in connection with the agreements for limited recourse or non-recourse sales by the Company or any of its Subsidiaries for cash of such receivables or interests therein, provided that (A) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Company, (B) such agreement does not create any interest in any asset other than receivables (and property securing or otherwise supporting such receivables) and proceeds of the foregoing and (C) on any date of determination, the aggregate face value of such receivables shall not exceed at any time outstanding $200,000,000;

(f) Liens created under any agreement relating to the sale, transfer, or other disposition of assets permitted hereunder, if such Liens relate solely to the assets to be sold, transferred, or otherwise disposed of;

(g) Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(h) Liens arising with respect to repurchase obligations arising in the ordinary course of the cash management activities of the Company or its Subsidiaries;

(i) judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.01(h);

(j) any interest or title of a lessor or licensor under any operating lease or license;

(k) Liens on cash securing Letters of Credit as required under this Agreement;

(l) licenses, leases, or subleases granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of any Loan Party;

(m) Liens securing obligations incurred to pay annual premiums for property, casualty or liability insurance policies maintained by the Company or any Subsidiary, provided that such Liens attach only to insurance policies and proceeds thereof, and pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, or liability insurance to the Company or any Subsidiary);

(n) the replacement, extension or renewal of any Lien permitted by this Section upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount of Indebtedness (except for any increase attributable to any premium or fee payable in connection with such replacement, extension, or renewal)) of the Indebtedness secured thereby; and

(o) additional Liens securing Indebtedness, which Liens are not otherwise permitted by paragraphs (a) through (n) above, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, secured Priority Debt outstanding does not exceed $100,000,000 in aggregate principal amount.

7.02 Fundamental Changes. Merge or consolidate with or into any Person or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to any Person, except that any Subsidiary of the Company may merge or consolidate with or into or make any such conveyance, transfer, lease or other disposition to any other Subsidiary of the Company, and except that any Subsidiary of the Company may merge into or make any such conveyance, transfer, lease or other disposition to the Company, and the Company or any Subsidiary of the Company may merge with any other Person so long as (a) in the case of any merger involving the Company, the Company is the surviving corporation, and (b) otherwise, the surviving corporation is a Subsidiary of the Company, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

7.03 Investments. Make any Investment, except:

(a) Investments in cash equivalents and other cash management related-investments consistent with the investment policy from time to time adopted by the Company’s board of directors;

(b) Investments by the Company in any Wholly-Owned Subsidiary or by any Subsidiary in the Company or a Wholly-Owned Subsidiary;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees arising in the ordinary course of business and Guarantees of Indebtedness permitted under Section 7.09;

(e) Investments made to consummate Permitted Acquisitions;

(f) investments in mutual funds related to non-qualified, deferred compensation plans, not to exceed the plan obligations;

(g) investments held in connection with the settlement, satisfaction, or enforcement of obligations or claims due or owing to the Company or any Subsidiary or as security for any such obligations or claim;

(h) investments in the form of advances to employees in the ordinary course of business for moving, relocation and travel expenses and other loans to employees for any lawful purpose;

(i) investments at no time aggregating more than $5,000,000 in the form of promissory notes, securities, and other non-cash consideration received in connection with any sales, transfers, or other dispositions permitted by Section 7.02;

(j) Investments in existence on the Effective Date and listed on Schedule 7.03; and

(k) any other Investment that, when made, does not cause the aggregate amount of Investments permitted solely by this clause (j) to exceed 15% of Consolidated Net Worth.

7.04 Accounting Changes. Make or permit any material change in accounting policies or reporting practices, except as permitted by GAAP or, with respect to Foreign Subsidiaries, the applicable GAAP equivalent.

7.05 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last date of any fiscal quarter of the Company to be less than 3.5 to 1.0.

(b) Leverage Ratio. Permit the Leverage Ratio at any time of the Company to be greater than 3.50 to 1.00; provided that if a Material Acquisition is consummated within such fiscal quarter (any such fiscal quarter designated as such by the Company in writing to the Administrative Agent being the “Trigger Quarter”), then the Leverage Ratio may be greater than 3.50 to 1.00, but shall not exceed 4.00 to 1.00, for the period of four fiscal quarters ending on the last day of such Trigger Quarter and the periods of four fiscal quarters ending on the last day of each of the next succeeding three fiscal quarters (each such four-quarter period, a “Leverage Holiday”); provided further that, the Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the end of the fourth fiscal quarter next following the Trigger Quarter. There shall be no more than one (1) Leverage Holiday during the term of this Agreement.

7.06 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.07 Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any of its Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (b) any transaction with an Affiliate or Subsidiary not prohibited by Section 7.03, (c) employment, indemnification, and compensation arrangements (including arrangements made with respect to benefits, bonuses and equity-based awards) entered into in the ordinary course of business with members of the board of directors, officers, employees or consultants of the Company or a Subsidiary, and (d) payments by the Company and the Subsidiaries pursuant to tax sharing agreements among the Company and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party.

7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) other than repurchases of stock of the Company provided such repurchases are in compliance with Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.09 Priority Debt. Permit the aggregate outstanding principal amount of Priority Debt at any time to be greater than 20% of Consolidated Net Worth, determined as of the most recent date for which Company financial statements have been delivered pursuant to Section 6.01.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation or any fee due hereunder or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or any Borrowing Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05, 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), after the passage of any grace period or cure period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform, after the passage of any grace period or cure period applicable thereto, any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event and the passage of any grace period or cure period applicable thereto occurs, the effect of which default or other event under clause (A) or (B) of this Section 8.01(e)(i) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) or similar event resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and provided further, that an Event of Default under this clause (e) caused by the occurrence of a breach or default with respect to Indebtedness in the aggregate in excess of the Threshold Amount shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Company or a Subsidiary curing such breach or default if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (e); or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare by written notice to the Company the commitment of each Revolving Credit Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare by written notice to the Company the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.05(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (absent a continuing Default), not to be unreasonably withheld to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and, with the consent of the Company (absent a continuing Default), not to be unreasonably withheld appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.04 and 11.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.05(i) and (j), 2.10 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.09 Cash Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to (and the Administrative Agent agrees that, so long as it has no knowledge that a Default exists or would result therefrom, it will upon the request of the Company), release any Cash Collateral granted to it or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit or (ii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Cash Collateral pursuant to this Section 9.09.

9.10 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

9.12 Erroneous Payments.

(a) Each Lender, the L/C Issuer, and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or the L/C Issuer or any such other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or the L/C Issuer (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”) then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent, such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.07 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Company or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

(g) Nothing in this Section 9.12 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE X

GUARANTEE

10.01 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Credit Extensions to and on account of the Borrowing Subsidiaries, to induce the L/C Issuer to issue Letters of Credit hereunder and to induce the Administrative Agent to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender, the L/C Issuer and the Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of any Borrowing Subsidiary, whether for principal, interest, fees, expenses or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (such Obligations being the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrowing Subsidiary to the Administrative Agent, the L/C Issuer or any other Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrowing Subsidiary. This is a guarantee of payment and not of collection merely.

10.02 Guarantee Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Administrative Agent with respect thereto. The Obligations of the Company under this Article X are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article X, irrespective of whether any action is brought against any Borrowing Subsidiary or whether any Borrowing Subsidiary is joined in any such action or actions. The liability of the Company under this guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Borrowing Subsidiary; or

(e) any other circumstance (including any statute of limitations to the fullest extent permitted by applicable Law) which might otherwise constitute a defense available to, or a discharge of, the Company, any Borrowing Subsidiary or a guarantor, other than the defense of payment in full of the Guaranteed Obligations.

This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender, the L/C Issuer or the Administrative Agent upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, all as though such payment had not been made.

10.03 Waivers. The Company hereby expressly waives promptness, diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Borrowing Subsidiary or against any other guarantor of all or any portion of the Total Outstandings, and all other notices and demands whatsoever.

(a) The Company hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future and regardless of whether the Total Outstandings are reduced to zero at any time or from time to time.

(b) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.

10.04 Subrogation. The Company will not exercise any rights that it may now or hereafter acquire against any Borrowing Subsidiary or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the L/C Issuer or any other Lender against a Borrowing Subsidiary or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from a Borrowing Subsidiary or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this guaranty shall have been paid in full in cash and the Commitments shall have terminated. If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this guaranty and the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent, the L/C Issuer and the other Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this guaranty thereafter arising. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation on such benefits.

10.05 Survival. This guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full in cash of the Guaranteed Obligations and all other amounts payable under this guaranty and the termination of the Commitments, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 11.07), the L/C Issuer and the Administrative Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender, the L/C Issuer or the Administrative Agent hereunder is required to be restored by such Lender, the L/C Issuer or the Administrative Agent. Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer its interest in any Loan to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit fees at the Default Rate;

(e) change Section 2.14 or Section 8.03 or any provision of this Agreement providing for the pro rata nature of disbursements by the Lenders in a manner that would alter the pro rata sharing of payments or disbursements required thereby without the written consent of each Lender;

(f) amend Section 1.09, amend the definition of “Offshore Currency” or amend the first sentence of Section 2.15 without, in each case, the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) except as permitted under Section 9.09, release the Company from its obligations under Article X without the written consent of each Lender; or

(i) extend the expiry date of any Letter of Credit beyond the date which is one year after the Maturity Date without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.01) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.16 (including, without limitation, as applicable, (i) to permit the Incremental Lenders to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include the Incremental Commitments in any determination of (1) Required Lenders, as applicable or (2) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitments or any increase in any Lender’s Pro Rata Share, in each case, without the written consent of such affected Lender. For the avoidance of doubt, no amendment or amendment and restatement of this Credit Agreement which is in all other respects approved by the Lenders in accordance with this Section 11.01 shall require the consent of any Lender (i) which, immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes,

(i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and

(ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices and Notices of Conversion/Continuation) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Subject to the limitations set forth in the proviso in Section 11.05(a), the Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Attorney Costs, Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

11.05 Indemnification by the Borrowers.

(a) Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall jointly and severally indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Company, any Subsidiary or any other Loan Party or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) such Indemnitee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the obligations under a Loan Document of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) any proceeding brought by an Indemnitee against another Indemnitee (other than against an Arranger in its capacity as such or the Administrative Agent in its capacity as such) that does not involve or arise from an act or omission by the Company or its Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. Neither any Indemnitee nor any Loan Party shall have any liability for any indirect, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that the foregoing shall in no event limit the Loan Parties’ indemnification obligations pursuant to this Section 11.05(a) to the extent such indirect, punitive or consequential damages are included in any third-party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(b) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(c) All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the L/C Issuer, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s office or, in the case of Wells Fargo, any of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.01 that directly affects such Participant and could not be effected by a vote of the Required Lenders. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the requirements and limitations therein, including the requirements of Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 11.15 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 and 3.03, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 11.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.08 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) if necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09 Set-off. In addition to any right or remedy of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute”, “execution”, “signed”, “signature”, “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the

Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

11.12 Integration. This Agreement, together with the other Loan Documents, constitutes the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in each other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.03, (b) any Lender’s obligation to make, fund or maintain Eurocurrency Rate Loans is suspended under Section 3.02, (c) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (d) any Lender fails to consent to any amendment, waiver or other modification to this Agreement or any other Loan Document requested pursuant to Section 11.01 (so long as such amendment, waiver or other modification has been consented to by the Required Lenders), (e) any Lender is a Defaulting Lender or (f) any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its rights to payments pursuant to Section 3.01, 3.02 and 3.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Borrowing Subsidiary to pay) to the Administrative Agent the assignment fee specified in Section 11.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Borrowing Subsidiary (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.16 Automatic Debits of Fees. With respect to any interest, facility fee, letter of credit fee or other fee due and payable to the Administrative Agent, the L/C Issuer, or any Arranger under the Loan Documents, each Borrower hereby irrevocably authorizes Wells Fargo to debit any deposit account of such Borrower with Wells Fargo in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the interest or fees then due, such debits will be reversed (in whole or in part, in Wells Fargo’s sole discretion) and such amount not debited shall be deemed to be unpaid. Wells Fargo agrees to use commercially reasonable efforts to notify the Company prior to any such debit. No such debit under this Section shall be deemed a set-off.

11.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, EACH BORROWING SUBSIDIARY, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY, EACH BORROWING SUBSIDIARY, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE COMPANY, EACH BORROWING SUBSIDIARY, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated by this Agreement (including in connection with any amendment, waiver or other modification hereof), the Borrowers acknowledge and agree that (a) the arranging and other services provided by the Arrangers and the Administrative Agent are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Arrangers and the Administrative Agent, on the other hand; (b) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; (c) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (d) the Arrangers and the Administrative Agent are and have been acting solely as principals and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for the Company or any of its Affiliates; (e) neither the Arrangers nor the Administrative Agent has any obligation to any Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (f) the Arrangers, the Administrative Agent and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Arrangers nor the Administrative Agent has any obligation to disclose any of such interests to any Borrower. To the fullest extent permitted by law, the Borrowers waive and release any claim that they may have against the Arrangers or the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with this Agreement or any aspect of the transactions contemplated hereby.

11.19 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

11.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent in the Agreement Currency, the Company and each Borrowing Subsidiary agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Company or the applicable Borrowing Subsidiary (or to any other Person who may be entitled thereto under applicable Law).

11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22 Waiver of Prepayment Notice under Existing Credit Agreement. The Lenders that are parties to the Existing Credit Agreement (which constitute the “Required Lenders” thereunder) hereby waive any notice of prepayment of “Loans” or termination of “Commitments” under the Existing Credit Agreement otherwise required by Section 2.06(a) or 2.07 thereof. Such Lenders and the Borrower agree that such Commitments shall automatically terminate concurrently with the effectiveness hereof pursuant to Section 4.01 hereof.

11.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DONALDSON COMPANY, INC.

By:	/s/ Scott J. Robinson
Name:	Scott J. Robinson
Title:	Senior Vice President and Chief
Financial Officer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, the L/C Issuer and a Lender

By:	/s/ Richard T. Zell
Name:	Richard T. Zell
Title:	Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mila Yakovlev
Name:	Mila Yakovlev
Title:	Senior Vice President

Signature Page to Credit Agreement

BANK OF THE WEST,
as a Lender

By:	/s/ Jeffrey Svien
Name:	Jeffrey Svien
Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Will Price
Name:	Will Price
Title:	Vice President

Signature Page to Credit Agreement

KBC BANK N.V.,
as a Lender

By:	/s/ Nicholas A. Fiore
Name: Nicholas A. Fiore
Title: Director

By:	/s/ Francis X. Payne
Name: Francis X. Payne
Title: Managing Director

Signature Page to Credit Agreement

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Signature Page to Credit Agreement

MUFG BANK, LTD.,
as a Lender

By:	/s/ Oscar Cortez
Name: Oscar Cortez
Title: Authorized Signatory

Signature Page to Credit Agreement

TRUIST BANK,
as a Lender

By:	/s/ Jason Hembree
Name: Jason Hembree
Title: Vice President

Signature Page to Credit Agreement